QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

Subsidiaries of Penn National Gaming, Inc.

Name of Subsidiary	State or Other Jurisdiction of Incorporation
Penn National Gaming, Inc.	Pennsylvania
Bangor Historic Track, Inc.	Maine
BSL, Inc.	Mississippi
BTN, Inc.	Mississippi
CHC Casinos Canada Limited	Nova Scotia
CHC Casinos Corp.	Florida
CHC (Ontario) Supplies Limited	Nova Scotia
CRC Holdings, Inc.	Florida
Casino Rama Services, Inc.	Ontario
Delvest Corp.	Delaware
Hollywood Casino Corporation	Delaware
HWCC—Tunica, Inc.	Texas
Hollywood Casino—Aurora, Inc.	Illinois
Kansa Penn Gaming LLC	Delaware
Louisiana Casino Cruises, Inc.	Louisiana
Mountainview Thoroughbred Racing Association	Pennsylvania
PNGI Charles Town Gaming Limited Liability Company	West Virginia
Penn Bullpen, Inc.	Colorado
Penn Bullwhackers, Inc.	Colorado
Penn National GSFR, LLC	Delaware
Penn National Holding Company	Delaware
Pennsylvania National Turf Club, Inc.	Pennsylvania
Pennwood Racing, Inc.	Delaware
Penn Bullwhackers Retail, LLC	Colorado
Penn Sanford, LLC	Delaware
SOKC, LLC	Delaware
Zia Park LLC	Delaware
Argosy Gaming Company	Delaware
Alton Gaming Company	Illinois
The Indiana Gaming Company	Indiana
Indiana Gaming Holding Company	Indiana
Iowa Gaming Company	Iowa
Argosy of Iowa, Inc.	Iowa
The Missouri Gaming Company	Missouri
Empress Casino Joliet Corporation	Illinois
Indiana Gaming II, L.P.	Indiana
Indiana Gaming Company, L.P.	Indiana
Belle of Sioux City, L.P.	Iowa
Ohio Racing Company	Ohio
Raceway Park, Inc.	Ohio
Crazy Horses, Inc.	Ohio

QuickLinks

  Exhibit 21.1
Subsidiaries of Penn National Gaming, Inc.